EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-57859, 33-57861, 333-02899, 333-27755, 333-35879, 333-64074, 333-105129,333-126592, 333-134261, 333-150201 and 333-152543) and Form S-8 (Nos. 33-52367, 33-57865, 33-57867, 33-57871, 333-03989, 333-50035, 333-69823, 333-81471, 333-36540, 333-36538, 333-52278, 333-104934, 333-116488, 333-116502, 333-118152, 333-118153, 333-118154, 333-147923, 333-147924, 333-158895 and 333-158896) of BB&T Corporation of our report dated February 22, 2010, with respect to the statement of assets acquired and liabilities assumed by Branch Banking and Trust Company (a wholly owned subsidiary of BB&T Corporation), which appears in the Current Report on Form 8-K of BB&T Corporation dated February 22, 2010.

/s/ PricewaterhouseCoopers, LLP

Charlotte, North Carolina

February 22, 2010